UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

                         Commission File Number 0-30190


                                   NETIA S.A.
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             (Exact name of registrant as specified in its charter)


            UL. POLECZKI 13, WARSAW, POLAND, 02-822, 011 48 330 2000
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     ORDINARY SHARES, NOMINAL VALUE PLN 1.00
       AMERICAN DEPOSITARY SHARES, EACH REPRESENTING FOUR ORDINARY SHARES
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            (Title of each class of securities covered by this Form)


                                      NONE
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Rule 12g-4(a)(l)(i)     |_|            Rule 12h-3(b)(1)(i)     |_|
        Rule 12g-4(a)(1)(ii)    |_|            Rule 12h-3(b)(1)(ii)    |_|
        Rule 12g-4(a)(2)(i)     |X|            Rule 12h-3(b)(2)(i)     |X|
        Rule 12g-4(a)(2)(ii)    |_|            Rule 12h-3(b)(2)(ii)    |_|
                                               Rule 15d-6              |_|

 Approximate number of holders of record as of the certification or notice date:

                                  Less than 300
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           Pursuant to the requirements of the Securities Exchange Act of 1934
Netia S.A. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                 Netia S.A.

Date:  April 7, 2004                             By: /s/ WOJCIECH MADALSKI
      ---------------------                          --------------------------
                                                     Name: Wojciech Madalski
                                                     Title: President and CEO


                                                 By: /s/ TOM RUHAN
                                                     --------------------------
                                                     Name: Tom Ruhan
                                                     Title: Registered Proxy

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.